                                      FILED PURSUANT TO RULE 424(b)(3) FORM S-3;
                                                   COMMISSION FILE NO. 333-49301

             SECOND PROSPECTUS SUPPLEMENT (DATED FEBRUARY 22, 1999)
                TO AFFILIATED COMPUTER SERVICES, INC. PROSPECTUS
                               DATED MAY 13, 1998

    Referring to the Affiliated Computer Services, Inc. Prospectus dated May 13, 1998 ("May 13 Prospectus"), the table in the section entitled "Selling Securityholders" on pages 11-12 is hereby supplemented with the following information regarding additional named holders of Notes effective as of July 13, 1998 that were not named in such earlier table (defined terms used herein but not otherwise defined herein shall have the same definitions as used in the May 13 Prospectus):

                                                                                                      CLASS A
                                                                           PRINCIPAL      CLASS A      COMMON
                                                           PRINCIPAL       AMOUNT OF       COMMON      STOCK
                                                           AMOUNT OF     NOTES OFFERED     STOCK      OFFERED
            NAME OF SELLING SECURITYHOLDER                NOTES OWNED        HEREBY       OWNED(1)   HEREBY(2)
-------------------------------------------------------  --------------  --------------  ----------  ----------
Alexandra Global Investment Fund 1 LTD.................  $    3,000,000  $    3,000,000      70,329      70,329
Credit Agricole Indosuez Luxembourg....................         750,000         750,000      25,082      17,582
Morgan Stanley Dean Witter Convertible Securities
  Trust................................................       2,250,000       2,250,000      52,747      52,747
State of Oregon/SAIF Corporation.......................       2,000,000       2,000,000      46,886      46,886
Teachers Insurance and Annuity Association of
  America..............................................       1,500,000       1,500,000      35,164      35,164
TQA Leverage Fund, L.P. ...............................         100,000         100,000      21,098      21,098
Warburg Dillon Read LLC................................          45,000          45,000       1,054       1,054
                                                         --------------  --------------  ----------  ----------
Previously included in May 13 Prospectus or prior
  supplements..........................................     220,245,000     220,245,000   5,163,247   5,163,247
Unnamed holders of Notes or any future transferees,
  pledgees, donees, or successors of or from any such
  unnamed holder(3)....................................         110,000         110,000       2,578(4)    2,578
                                                         --------------  --------------  ----------  ----------
  TOTAL................................................  $  230,000,000  $  230,000,000   5,391,936   5,391,936
                                                         --------------  --------------  ----------  ----------
                                                         --------------  --------------  ----------  ----------

------------------------
(1) Includes the shares of Class A Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights" in the May 13 Prospectus. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Class A Common Stock other than the Class A Common Stock issuable upon conversion of the Notes at the initial conversion rate.